As filed with the Securities and Exchange Commission on December 30, 2024

Registration No. 333-67560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROPAC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1225149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1655 State Highway 66 Garland, TX	75040
(Address of principal executive offices)	(Zip code)

Micropac Industries, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Melanie S. Cibik

Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Amendment No. 2”) relates to the Registration Statement on Form S-8 (File No. 333-67560) filed with the Securities and Exchange Commission (the “Commission”) on August 15, 2001 by Micropac Industries, Inc. (the “Registrant”), as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on June 27, 2024 (as so amended, the “Registration Statement”). The Registration Statement registered 500,000 shares of common stock, par value $0.10 per share, for issuance under the Micropac Industries, Inc. 2023 Equity Incentive Plan, as amended from time to time. This Amendment No. 2 is being filed by the Registrant to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement.

On December 30, 2024, pursuant to the Agreement and Plan of Merger by and among the Registrant, Teledyne Technologies Incorporated, a Delaware corporation (“Parent”), and Harrier Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the merger and becoming a wholly owned subsidiary of Parent. Upon completion of the Merger, the Registrant was renamed Teledyne Micropac, Inc.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garland, State of Texas, on December 30, 2024.

TELEDYNE MICROPAC, INC., f/k/a MICROPAC INDUSTRIES, INC.

By:	/s/ Melanie S. Cibik
Name:	Melanie S. Cibik
Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.